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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 8-B/A
                   FOR REGISTRATION OF SECURITIES OF CERTAIN
                               SUCCESSOR ISSUERS


Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                              Mycogen Corporation
                              -------------------
             (Exact name of registrant as specified in its charter)


           California                  0-15881                    95-3802654
           ----------                  -------                    ----------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
       of incorporation)                                     Identification No.)


                5501 Oberlin Drive, San Diego California, 92121
                -----------------------------------------------
                    (Address of principal executive offices)

Registrant's telephone number, including area code: 619-453-8030

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

     TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH
     TO BE SO REGISTERED                       EACH CLASS IS TO BE REGISTERED
    --------------------                       -------------------------------


        NONE
------------------------------                 -------------------------------

------------------------------                 -------------------------------

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:


                           PREFERRED SHARE PURCHASE RIGHTS
                           -------------------------------
                                (Title of Class)

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ITEMS 1. - 6.      Items 1 through 6 from the Form 8-B filed by the Registrant on February 13, 1996, are hereby incorporated by this reference. All provisions of the Rights Agreement as defined in such Form 8-B remain the same except that Amendment No. 1 to Amended and Restated Rights Agreement, dated February 20, 1996, deleted all references in the Rights Agreement to the Lubrizol Corporation.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)   Not applicable.

(b)   Not applicable.

(c)   Exhibits:  The following Exhibit is filed as part of this Form 8-B:
      ---------

      Exhibit Number     Description
      --------------     -----------
           4.1           Amendment No. 1 to Amended and Restated Rights
                         Agreement/1/

/1/ Previously filed as an exhibit to the Company's Form 8-K filed on March 22, 1996, and incorporated herein by reference.


                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Mycogen Corporation
                                            -------------------
                                            (Registrant)

Date:  March 22, 1996,                      /s/ James A. Baumker
       ---------------                      ----------------------
                                            James A. Baumker
                                            Vice President,
                                            Chief Financial Officer,
                                            Chief Accounting Officer

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